Exhibit 99

Dollar General Corporation Expands Board of Directors

Company Adds Kamy Scarlett, Senior Executive Vice President of Human Resources, Corporate Affairs and Best Buy Canada for Best Buy Co., Inc., to its Board

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)-- Today, Dollar General Corporation (NYSE: DG) announced the appointment of Kamy Scarlett, senior executive vice president of human resources, corporate affairs and Best Buy Canada for Best Buy Co., Inc., to its board of directors effective August 12, 2024. Scarlett will serve on the Company’s compensation and human capital management committee and the nominating, governance and corporate responsibility committee of the board of directors.

“We are pleased to add Kamy to Dollar General’s board of directors,” said Michael Calbert, Dollar General’s chairman of the board. “I am confident her wealth of retail industry experience and leadership in both human resources and corporate affairs over the past thirty years will provide valuable insights in support of our strategic goals and growth plans.”

With Scarlett’s appointment, Dollar General’s board of directors now consists of 10 total members.

Since May 2023, Scarlett has served as the senior executive vice president of human resources, corporate affairs and Best Buy Canada for Best Buy Co., Inc., where she oversees talent development, health and well-being of Best Buy’s worldwide employee base, as well as communications and public affairs and its Canada business. She also serves as executive vice president of Best Buy Canada. Scarlett joined Best Buy in 2014 and has held various leadership roles across the organization including, among others, chief human resources officer and executive vice president of Best Buy Canada from January 2020 to May 2023 and chief human resources officer and president of Best Buy’s U.S. retail stores from January 2019 to January 2020. Prior to joining Best Buy, she served as chief operating officer at Grafton-Fraser Inc. and held prior leadership roles at Loblaw Companies Limited, Hudson’s Bay Co. and Dylex Limited.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of May 3, 2024, the Company’s 20,149 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

Contacts

Dollar General Media Relations

dgpr@dollargeneral.com

Source: Dollar General Corporation